FORM OF SHAREHOLDER SERVICING AGREEMENT

                           CORTLAND TRUST, INC. ("we")
                       Cortland General Money Market Fund
                                  (the "Fund")
                         money market Xpress fund Shares
                              (the "Xpress Shares")
                                600 Fifth Avenue
                            New York, New York 10020

                                                                         , 2004

Reich & Tang Distributors, Inc. ("you")
600 Fifth Avenue
New York, New York  10020

Ladies and Gentlemen:

                  We herewith confirm our agreement with you as follows:

     1. We hereby employ you, pursuant to the Shareholder Service Plan adopted by us (the "Plan")"", to provide the services listed below on behalf of the Xpress Shares. You will perform, or arrange for Spears, Leeds & Kellog ("SLK") to perform, all personal shareholder servicing and related maintenance of shareholder account functions to holders of Xpress Shares ("Shareholder
Services") not performed by us or our transfer agent, including the services specified on Schedule A hereto.

     2. You will be responsible for the payment of all expenses incurred in rendering Shareholder Services.

     3. You may make payments from time to time from your own resources, including the fees payable hereunder and past profits, to compensate SLK for providing Shareholder Services. You will, in your sole discretion, determine the amount of any payments that you make pursuant to this Agreement, provided, however, that no such payment will increase the amount that the Fund, on behalf of the Xpress Shares, is required to pay either to you under this Agreement or the Distribution Agreement or to Reich & Tang Asset Management, LLC (the "Manager"), the Fund's manager, under the Investment Management Contract, or otherwise.

     4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

     5. In consideration of your performance, the Fund, on behalf of the Xpress Shares, will pay you a service fee, as defined by Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., at the annual rate of one quarter of one percent (0.25%) of the Fund's Xpress Shares' average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month, or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

     6. This Agreement will become effective on the date of your acceptance hereof and shall continue in effect until _________, 2005, and thereafter for successive twelve-month periods, provided that such continuation is specifically approved at least annually by vote of our Board of Directors (the "Board") and of a majority of those of our Directors who are not interested persons (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund (the "Independent Directors") and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, (a) by us on sixty days' written notice to you (i) by vote of a majority of the entire Board, and by a vote of a majority of the Independent Directors who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by vote of a majority of the outstanding voting securities of the Fund's Xpress Shares, as defined in the 1940 Act, or (b) by you on sixty days' written notice to us.

     7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

     8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, the right of any of your employees, officers or directors, who may also be a Director, officer or employee of ours, or of a person affiliated, as defined in the 1940 Act, with us, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

                  If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                Very truly yours,

                              CORTLAND TRUST, INC.
                              Cortland General Money Market Fund
                              money market Xpress fund Shares


                               By:  ________________________________
                               Name: ___________________________
                               Title: ____________________________


ACCEPTED:                 , 2004


REICH & TANG DISTRIBUTORS, INC.


By: ________________________________
     Name: ___________________________
     Title: ____________________________

                                   Schedule A

                            Services to be Performed

                              Omnibus Fund Account

1. Maintain customer account detail for Fund shares held as agent for customers.

2.   Issue and deliver periodic statements to customers.

3. Break down daily dividend accruals and apply them to customer account records.

4. Receive, break down and pay or, at customers' direction, consolidate and reinvest customer dividends on monthly payment date.

5. Consolidate and remit to the Fund customer monies associated with their purchase of Fund shares.

6. Receive from the Fund, break down and remit to customer monies associated with their redemptions of Fund shares.

7. Maintain all proof procedures between customer sub-accounts and the central account with the Fund.

8. Perform all special mailings to customers required by the Fund, such as annual prospectuses mailings, proxy solicitations, and semi-annual and annual reports.

9. Perform all customer service functions for the Fund, including responding to telephone inquiries and requests.

10.  Fill all customer requests for prospectuses.

11.  Receive and process customer registration forms.

12. Retain records regarding the services to be performed, as required by law and regulations.

13.  Transmit to customers and governmental authorities all IRS reporting.